Kansas City, Missouri
                           September 21, 1999


Shareholders of Interstate Bakeries Corporation (NYSE-IBC) at its
Annual Shareholders Meeting held in Kansas City, Missouri on
September 21, 1999 approved the following:

     1. The election of G. Kenneth Baum, E. Garrett Bewkes, Jr. and James R. Elsesser as Directors of the Company for three-year terms.

     2. The appointment of Deloitte & Touche LLP as auditors for fiscal year ending June 3, 2000.

Following the Shareholders Meeting, the Company's Board of Directors declared the quarterly cash dividend of $0.07 per share on the Company's common stock, payable November 1, 1999, to stockholders of record at the close of business October 15, 1999.

The Board of Directors today also declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of IBC common stock.

Charles A. Sullivan, Chairman and Chief Executive Officer of IBC, stated, "the Rights are designed to assure that all of IBC's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of IBC without paying all shareholders a more equitable value. The Rights are not being issued in response to any acquisition proposal."

The Rights will be exercisable only if a person or group acquires 15% or more of IBC's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Once exercisable, the Rights (other than Rights owned by that person or group), may be exchanged, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of a newly designated series of preferred shares, per Right. The current ownership of shareholders owning more than 15% of the common stock will not make the Rights exercisable.

The Rights are intended to enable all IBC shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting takeover. The dividend distribution will be made on October 8, 1999, payable to shareholders of record on that date. The Rights will expire on October 7, 2009. The Rights distribution is not taxable to shareholders.

Interstate Bakeries Corporation is the nation's largest wholesale baking company with 67 bread and cake bakeries located in strategic markets from coast-to-coast. The Company is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Frank W. Coffey
Senior Vice President and Chief
  Financial Officer
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO  64111
(816) 502-4000